SUMMO MINERALS CORPORATION
               AMENDED EMPLOYEE INCENTIVE STOCK OPTION PLAN


1.   Purpose

     The purpose of the Amended Employee Incentive Stock Option Plan (the "Plan") is to promote the profitability and growth of SUMMO MINERALS CORPORATION ("Summo") by facilitating the efforts of Summo and its subsidiaries to obtain and retain key individuals. The Plan provides an incentive for and encourages ownership of Summo's shares by its key individuals so that they may increase their stake in Summo and benefit from increases in the value of Summo's shares.

2.   Administration

     The Plan will be administered by a committee (the
"Committee") of Summo's Board of Directors (the "Board"), which shall consist of two or more members. All members of the Committee shall be "Non- Employee Directors," within the meaning of Rule 16b-3 as promulgated and amended from time to time by the United States Securities and Exchange Commission.

     The Committee will be authorized, subject to the provisions of the Plan, to adopt such rules and regulations which it deems consistent with the Plan's provisions and, in its sole discretion, to designate options ("Options") to purchase shares of Summo pursuant to the Plan. The Committee may authorize one or more individuals of Summo to execute, deliver and receive documents on behalf of the Committee.

3.   Eligibility

     All directors and officers and employees of Summo and its subsidiaries will be eligible to receive Options. The term "subsidiaries" for the purpose of the Plan will include Summo U.S.A. Corporation, which definition may be varied by the Committee to conform with the changing interests of Summo.

     Nothing in the Plan or in any Option shall confer any right on any individual to continue in the employ of or association with Summo or its subsidiaries or will interfere in any way with the right of Summo or subsidiaries to terminate at any time the employment of a person who is an optionee ("Optionee") under an Option.

4.   Shares Subject to Option

     The shares to be optioned under the Plan will be authorized but unissued Common Shares without par value ("Shares") of Summo.


     At no time will more than 3,000,000 Shares be under option either pursuant to the Plan or pursuant to other incentive stock options issued by Summo. The number of Shares under option at any specific time to any one Optionee shall not exceed 5% of the issued and outstanding common share capital of Summo, subject to adjustment under Section 12 below.

     Shares subject to and not delivered under an Option which expires or terminates shall again be available for option under the Plan. The maximum number of Shares which may be issued upon exercise of options granted pursuant to the Plan on or after May 16, 1997 shall not exceed 3,000,000 Shares, subject to adjustment under Section 12 below.

5.   Granting of Options

     The Committee may from time to time at its discretion, subject to the provisions of the Plan, determine those eligible individuals to whom Options will be granted, the number of Shares subject to such Options, the dates on which such Options are to be granted and the expiration of such Options.

     The Committee may, at its discretion, with respect to any Option, impose additional terms and conditions which are more restrictive on the optionee than those provided for in the Plan.

     Each Option will be evidenced by a written agreement between, and executed by, Summo and the individual containing terms and conditions established by the Committee with respect to such Option and will be consistent with the provisions of the Plan.

6.   Option Price

     The price per Share at which Shares may be purchased upon the exercise of an Option (the "Option Price") will not be lower than the "market price" of the Shares on The Toronto Stock Exchange (the "TSE") at the time of grant. In the context of the Plan, "market price" means the closing price of Summo's shares on the TSE at the close of trading which immediately preceded the time that the option was granted. If the shares of Summo do not trade on such day, the "market price" shall be the average of the bid and ask prices on the previous trading day.

7.   Term of Option

     The maximum term of any Option will be 10 years.

     The Option Price will be paid in full at the time of exercise of the Option and no Shares will be delivered until full payment is made.

     An Optionee will not be deemed the holder of any Shares subject to his Option until the Shares are delivered to him.

8.   Transferability of Options

     An Option may not be assigned. During the lifetime of an Optionee, the Option may be exercised only by the Optionee.

9.   Termination of Employment

     Upon termination of employment for any reason except death or retirement or failure of re-election as a director or failure to be re-appointed an officer of Summo, an Optionee may, at any time within 30 days after the date of termination but not later than the date of expiration of the Option, exercise the Option to the extent the Optionee was entitled to do so on the date of termination. Any option or portions of Options of terminated individuals not so exercised will terminate and will again be available for future Options under the Plan. A change of employment will not be considered a termination so long as the Optionee continues to be employed by Summo or its subsidiaries.

10.  Death

     Notwithstanding any other provision of this Plan other than the maximum of 10 years provided for in Section 7, if any Optionee shall die holding an Option which has not been fully exercised, his personal representative, heirs or legatees may, at any time within 60 days of grant of probate of the will or letters of administration of the estate of the decedent or within one year after the date of such death, whichever is the lesser time, exercise the Option with respect to the unexercised balance of the Shares subject to the Option.

11.  Retirement

     Notwithstanding any other provision of this Plan, if any Optionee shall retire or terminate his employment with the consent of the Board under circumstances equating retirement, while holding an Option which has not been fully exercised, such Optionee may exercise the Option at any time during the unexpired term of the Option.

12.  Changes in Shares

     In the event the authorized common share capital of Summo as presently constituted is consolidated into a lesser number of Shares or subdivided into a greater number of Shares, the number of Shares for which Options are outstanding will be decreased or increased proportionately as the case may be and the Option Price will be adjusted accordingly and the Optionee will have the benefit of any stock dividend declared during the period within which the said Optionee held his Option. Should Summo amalgamate or merge with any other company or companies (the right to do so being expressly reserved) whether by way of arrangement, sale of assets and undertakings or otherwise, then and in each such case the number of shares of the resulting corporation to which an Option relates will be determined as if the Option had been fully exercised prior to the effective date of the amalgamation or merger and the Option Price will be correspondingly increased or decreased, as applicable.

13.  Cancellation and Re-granting of Options

     The Committee may, with the consent of the Optionee, cancel any existing Option, and re-grant the Option at an Option Price determined in the same manner as provided in Section 6 hereof, subject to the prior approval of the TSE.

14.  Amendment or Discontinuance

     The Board may alter, suspend or discontinue the Plan, but may not, without the approval of the shareholders of Summo and the TSE, make any alteration which would (a) increase the aggregate number of Shares subject to Option under the Plan except as provided in Section 12 or (b) decrease the Option Price except as provided in Section 12. Notwithstanding the foregoing, the terms of an existing Option may not be altered, suspended or discontinued without the consent in writing of the Optionee.

15.  Interpretation

     The Plan will be construed according to the laws of the Province of British Columbia.

16.  Liability

     No member of the Committee or any director, officer or employee of Summo will be personally liable for any act taken or omitted in good faith in connection with the Plan.


Dated:  May 16, 1997